  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

TransBiotec, Inc.

We hereby consent to the inclusion in this Current Report on 10-K of our report dated February 4, 2019 relating to the consolidated financial statements of TransBiotec, Inc. as of and for the year ended December 31, 2017, which is contained in Form 10-K, and of our report dated.

/s/ Benjamin & Young, LLP

August 8, 2019

Anaheim, California